Exhibit 23.3

April 15, 2015

Lilis Energy, Inc.

216 16th St, Suite #1350

Denver, CO 80202

Attention: Abraham Mirman

Dear Mr. Mirman:

Ralph E. Davis Associates, Inc. here by consents to the reference to our firm in the form and context in which they appear in the Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2014 (the “Annual Report”). We hereby further consent to the inclusion in the Annual Report of estimates of oil and gas reserves contained in our report dated March 10, 2015, and to the inclusion of our report as an exhibit to the Annual Report and in all current and future registration statements of the Company that incorporate by reference such Annual Report.

Sincerely,

RALPH E. DAVIS ASSOCIATES, INC.

/s/ Allen C. Barron, P.E.
Allen C. Barron, P.E.
President

1717 St. James Place, Suite 460  Houston, Texas 77056  Office 713-622-8955  Fax 713-626-3664   www.ralphedavis.com

Worldwide Energy Consultants Since 1924